Exhibit 10.1

February 8, 2023

Brian Stone

122 Jackson Street

Denver, CO 80206

Re: RETIREMENT AND SEPARATION AGREEMENT

Dear Brian:

This Retirement and Separation Agreement (“Agreement”) is being offered to Brian Stone (“you,” “your” or “Employee”) in conjunction with your decision to retire from your employment with Intrepid Potash, Inc. (the “Company” or “Intrepid”) as of February 8, 2023 (the “Separation Date”). The execution and/or revocation of this Agreement shall not affect the finality of the separation of your employment with the Company on the Separation Date.

Please sign and return this Agreement if you wish to receive payment in exchange for the promises and other commitments memorialized herein, including but not limited to resolving all disputes that you currently have or might have with Intrepid or any other Released Party. This Agreement shall become effective on the eighth (8th) day after the Company receives this Agreement signed by you (the “Effective Date”), provided that: (a) you do not revoke it within the Revocation Period, pursuant to Paragraph 18(d) below; and (b) it is signed and delivered to the Company after your Separation Date but on or before close of business on February 23, 2023. If the Company does not receive the executed Agreement by close of business on the 21st day after your receipt of the Agreement, and/or if it is revoked by you during the Revocation Period, the Agreement will become null and void.

1.             Your final paycheck, which will include any accrued but unused paid time off which requires payout upon termination, will be direct deposited on February 10, 2023. By signing this Agreement, you acknowledge that the Company has paid all wages, bonuses, compensation, equity interest, benefits, and any other amounts owed to, or earned by, you (including any accrued and unused vacation) through the Separation Date. You further acknowledge and represent that you have not been denied any leave, benefits, or rights to which you may have been entitled under the Family Medical Leave Act (“FMLA”) or any other federal or state law, and that you have not suffered any injuries at work for which you might still be entitled to compensation or relief.

2.             In exchange for the general release in Paragraphs 3, 4, and 18 below, and the other rights and obligations created by this Agreement, the Company agrees to pay you a gross amount equal to Four Hundred Thousand Dollars and Zero Cents $400,000.00 in two equal payments, with the first to be paid within 15 business days of the Effective Date and the second paid on the first regularly scheduled payday following December 1, 2023; and cover the total employer and employee premium cost of your group health plan benefits, as reflected in your enrollment elections as of the Separation Date, for the period from the Separation Date through the end of April 2023 (the “Severance Benefits”). The payments will be made via direct deposit and reported to the IRS using Form W-2 and all applicable taxes and deductions will be withheld and the amounts owed for continuing coverage will be paid directly to the provider. Each Party otherwise agrees to bear its own costs and attorneys’ fees in connection with this matter except to the extent provided for in Paragraph 19 below.

You acknowledge and agree that the Severance Benefits constitute payment and other benefits that you would not otherwise be entitled to receive, now or in the future, without entering into this Agreement and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.

3.             In exchange for the Severance Benefits, and other good and valuable consideration, you agree (both for yourself and for anyone who could act for you) that you fully and forever release and discharge the Company, its past, present and future parents, subsidiaries and affiliates, and each of their past, present and future officers, directors, employees, administrators, shareholders, independent contractors, attorneys and insurers, and any and all other persons or entities that could or might act on behalf of any of them (together, “Released Parties”), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees (together, “Claims”), which you may now have, or claim at any future time to have, that are based upon any acts or omissions to the date of this Agreement (the “Execution Date”), whether or not you presently know of such acts or omissions, and agree not to sue, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation, or cause of action relating to any matters of any kind arising from or related to any Claims released pursuant to this Agreement.

This general release covers any and all disputes you have or might have with any Released Party arising from or relating in any way to your employment with the Company and/or the termination of your employment, including specifically, but not by way of limitation, claims under the following statutes (in each case as the statute(s) may have been amended) or common laws: the Families First Coronavirus Relief Act, or any similar state or local laws; the Equal Pay Act; the Fair Labor Standards Act; the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Post-Civil War Reconstruction Acts (42 U.S.C. §§ 1981-1988); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Pregnancy Discrimination Act; the Immigration Reform and Control Act; the Federal Mine Safety and Health Act of 1977; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Colorado Wage Act, the Colorado Wage Orders, and any other Colorado wage payment laws, to the fullest extent permitted by law; the Colorado Anti-Discrimination Act; the New Mexico Human Rights Act; Colorado’s Equal Pay for Equal Work Act; Colorado’s WARNING Act, and interpreting Rules; Colorado’s Chance to Compete Act; Colorado’s Employment Opportunity Act; Colorado’s Social Media and the Workplace Law; Colorado’s Pregnancy Discrimination and Workplace Accommodations for Nursing Mothers Acts; Colorado’s Healthy Families and Workplaces Act; any other federal, state, or local statute; any claim for unpaid compensation or benefits; any claim of retaliation or whistleblower discrimination; any claim of wrongful discharge against public policy; any claim of defamation, or for pain and suffering, intentional infliction of emotional distress or similar claims; any claim in tort or contract, or for promissory estoppel or violation of a covenant of good faith and fair dealing; any and all claims for attorneys’ fees, costs, and/or penalties; and any other claim arising out of common law or federal, state, or local law.

4.             Nothing in this Agreement waives or releases any rights or claims that, by law, cannot be waived or released. For example, nothing in this Agreement shall be construed to prohibit you from volunteering information or documents, filing a charge with, or otherwise participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively “Government Agencies” and each a “Government Agency”) charged with enforcement of any law. Further, nothing in this Agreement affects claims under statutes that prohibit an employee from waiving or releasing such claims, including but not limited to claims for unemployment benefits, workers’ compensation benefits, vested benefits under an ERISA plan, or statutory claims which, in accordance with the statutes creating such claims, may not be waived or released. Notwithstanding the foregoing, you agree that by executing this Agreement you affirm that the Severance Benefits are the only legal remedy you may receive as compensatory damages or for lost back or front wages and waive any right to recover, personally, monetary damages or any other relief as a result of any charge, complaint, or lawsuit filed by him or by anyone, including but not limited to a Government Agency, on your behalf to the fullest extent permitted under the law. This Agreement does not limit your right to receive any award unrelated to any claim for damages for information provided to any Government Agency.

5.             You expressly warrant and represent that you have authority to enter into this Agreement, and that you have not sold, assigned, granted or transferred to anyone else any of the Claims you are releasing pursuant to Paragraphs 3 and 4, above.

6.             You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against any Released Party in any state or federal court, any arbitral forum, or any state, federal, or local administrative or governmental agency. You also promise to opt out of any class or representative action and to take such other steps as you have the power to take to disassociate yourself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other released party regarding any of the released Claims.

You agree, covenant, and represent that you shall not voluntarily aid, assist, cooperate with or encourage any person or company in connection with the pursuit of any claim or dispute against any Released Party, unless compelled by deposition or other proper legal process. You further agree not to voluntarily involve yourself or participate in any action in which the Company or any of the other Released Parties is a party without first obtaining the Company’s advance written consent. This paragraph is intended to preclude your voluntary aid or involvement, as described above. Nothing in this paragraph is intended to interfere with any protected right to file charges, testify, assist or participate in any manner in a Government Agency investigation, hearing or proceeding, and nothing in this paragraph is intended to influence the substance of such aid or involvement which is properly compelled by legal process.

7.             Your group health insurance, if any, will cease on the last day of the month of the Separation Date. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect, and how to pay for, continued coverage under COBRA in a separate communication. As outlined in Paragraph 2 above, if you elect to continue your coverage and you enter into this Agreement, Intrepid will cover the cost of such continuation through April 2023, after which such cost, if any, will be your responsibility.

8.             Within five (5) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses, if any, that you incurred during your employment with the Company for which you seek reimbursement. The Company will reimburse you for these expenses, as appropriate, pursuant to its standard expense reimbursement policies.

9.             You agree not to make any oral or written statement or take any other action that disparages, criticizes, or damages the reputations of the Company, its officers, directors, agents, or employees, products or services; or impairs the normal operations of Intrepid; provided, however, that nothing in this Agreement shall prohibit you from providing truthful information or testimony in response to any court order, subpoena, or government investigation. Absent mutually agreed upon messaging pursuant to Paragraph 2 above, after your employment ends, if any person, including any media-related entity(ies), requests information regarding your employment with Intrepid, your response will be limited to “no comment” unless you are required by law to make a different disclosure.

10.          You acknowledge that the continued success of the Intrepid depends in part on the continuity of its professional relationships. Therefore, for a period of one (1) year following the Effective Date of this Agreement, you agree you will not, acting alone or with others, directly or indirectly, encourage or induce any person or business having a professional or contractual relationship with Intrepid to terminate or alter such relationship with the Company, including but not limited to vendors, services providers, and Continuing Employees of the Company. As used in this provision, “Continuing Employee” means any person who is an employee or a consultant of Intrepid. By way of example but not by way of limitation, by entering into this Agreement you agree not to suggest the name of any Continuing Employee as a possible employee to any entity other than the Company. You agree not to solicit an employment application or resume from any Continuing Employee on behalf of any employer other than the Company. You agree not to participate in interviews or discussions on behalf of any employer concerning hiring or any attempt to hire any Continuing Employee. You agree not to hire or attempt to hire any Continuing Employee on behalf of any employer other than the Company.

11.          This Agreement constitutes a compromise and settlement of any and all potential disputed Claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any actual or potential Claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party. The Company denies that it has taken any improper action against you in violation of any federal, state, or local law or common law principle. This Agreement shall not be admissible in any proceeding as evidence of any improper conduct or motive by the Company.

12.          You hereby promise and agree not to knowingly use or disclose, or divulge to any person or entity in any manner, any confidential or proprietary information originating with or belonging to the Company, or with respect to any of the officers, directors, members, or partners of the Company or any of its parent, subsidiaries, affiliates, or portfolio companies (“Confidential Information”). Confidential Information includes but is not limited to inventions, research and development, engineering, products, designs, manufacturing, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, personnel information, financial information, consultants and consultant lists, business records, manuals, business strategies, and business plans that are treated and maintained as confidential by the Company. Confidential Information does not include any information which, through no fault or wrongful action by you or anyone acting on your behalf, ceases to be confidential or proprietary, information which arises from your general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that you otherwise have a right to disclose as legally protected conduct.

13.          Upon reasonable request, you shall make yourself available to the Company to furnish full and truthful information concerning any event that took place during your employment. Upon reasonable request, as deemed necessary by the Company, you shall make yourself available to furnish full and truthful consultations concerning any potential or actual litigation. You shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse you for the reasonable cost of all your travel, lodging, meals, and any loss of compensation suffered by you from your current employer as a result of time spent furnishing information under this clause.

14.          You agree that you will promptly deliver to the Company all company property and documents, as well as all other material and documentation relating to Intrepid or any of its affiliates or subsidiaries, including without limitation all memoranda, notes, records, reports, manuals, equipment, computer files, employee lists, software, programs, keys, and any other documents and things, whether or not of a confidential nature, belonging to the Company, including all copies of such materials which you possess or over which you may exercise control. To the extent necessary to access the Company’s property, you agree to provide the Company with any and all user names, passwords or passcodes for any accounts or devices used to secure or store such information or other Company property. In addition, you acknowledge and agree that you will abide by the terms of all agreements that you signed with the Company regarding the protection of confidential and/or private information.

15.          You shall not list any current Company employee as a reference, except that you may list as a reference any past or present employee of the Company, solely in such person’s individual capacity and not in any representative capacity involving Intrepid. You agree that any claim that you may have, in any way involving or arising from your use of a past or present Company employee as a personal reference, shall not be made against Intrepid under any circumstances, and you expressly assume all risks associated with listing any such personal reference. If potential employers request verification of your employment with the Company, you should direct them to contact the Work Number at www.theworknumber.com and provide the code 117568.

16.          As a material inducement to Company to enter into this Agreement and in exchange for the Severance Benefits, you agree never to seek, apply for, or accept direct or indirect employment or consulting or contracting work with the Company at any time after the execution of this Agreement. If you breach this provision, the Company will reject the application without any resulting liability. You agree that the Company also can reject your future requests or applications for employment. In the event you are employed or engaged as a consultant, independent contractor, or otherwise, in contravention of the terms of this paragraph, you shall immediately quit upon notice and, in the event you fail to do so, you may be summarily discharged without any resulting liability for the Company.

17.          The Company has not provided you with tax advice, and you have not relied upon the Company for tax advice in connection with this Agreement and the tax treatment of the Severance Benefits. You are solely responsible for any tax liability associated with the Severance Benefits and the Company has no duty to defend you against any assessment or claim for taxes or penalties imposed by any taxing authority to the fullest extent permitted under the law.

18.          You expressly acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date that you sign this Agreement. You further acknowledge and agree that:

a.	In return for this Agreement, you will receive compensation beyond that which you were already entitled to receive before entering into this Agreement;

b.	You are hereby advised in writing to consult with an attorney before signing this Agreement;

c.	You have twenty-one (21) days within which to consider the Agreement, the 21-day period to consider this Agreement will not re start or be extended if any changes (whether material or immaterial) are made to this Agreement after the date it is first provided to you, and if you sign this Agreement before the end of such 21-day period, you acknowledge and agree that you will have done so voluntarily and with full knowledge that you are waiving your right to have 21 days to consider this Agreement;

d.	You have seven (7) days following the date that you sign this Agreement in which to revoke the Agreement (“Revocation Period”), and this Agreement will become null and void if you elect revocation during that time. Any revocation must be in writing and must be received by the Company via email at robert.barclay@intrepidpotash.com during the seven-day revocation period. In the event that you exercise your right of revocation, neither the Company nor you will have any obligations under this Agreement; and

e.	Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

19.          This Agreement constitutes the entire agreement between you and the Company and supersedes any of your prior negotiations, understandings and agreements as to the topics addressed herein. The Parties agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the Parties further agree, covenant, and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of paragraphs 3 and 4 above. This Agreement cannot be modified except in a writing signed by or on behalf of both you and the Company, or as follows: If any part of this Agreement other than the release provisions of paragraph 3 and 4 above is held to be invalid or otherwise unenforceable, then that part shall be deemed automatically amended by the Parties to the minimum extent necessary to render it valid and enforceable. If the provision, even as amended, would nevertheless be void as a matter of law, it shall be deemed stricken from the Agreement. In either event, the provisions of this Agreement shall be independent of and separate from each other, and no part shall be rendered invalid, void or unenforceable because any other parts are invalid, void or unenforceable except that in the event a court of competent jurisdiction finds the release provisions of paragraphs 3 and 4 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and Employee shall repay any and all Severance Benefit payments made by the Company pursuant to this Agreement within a reasonable period of time, not to exceed 30 days.

20.          This Agreement shall be governed by the laws of the State of Colorado, except to the extent those laws are preempted by applicable federal law. Any controversy or claim arising out of or relating to this Agreement shall be resolved in the Colorado state or federal courts sitting Denver, Colorado, regardless of whether any of the Parties is now or later becomes a resident of a different jurisdiction. In any lawsuit or other proceeding to enforce, interpret or seek damages for violation of this Agreement, the prevailing party(ies) shall recover all attorneys’ fees, expenses and costs incurred in the proceeding.

21.          This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement. You further represent that the Company and other Released Parties have made no representations, promises, agreements, stipulations, or statements related to the terms of this Agreement, other than the terms contained herein. You represent that you voluntarily sign this Agreement as your own free act and that you are not acting under any coercion or duress.

22.          This Agreement shall be binding upon each of the Parties and upon his or its respective heirs, administrators, representatives, executors, and successors, and shall inure to the benefit of each Party and to his or its heirs, administrators, representatives, executors, and successors.

If you are willing to accept the terms described in this Agreement, please sign below and return it to the Company by the deadline outlined above. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either Party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format). Both you and the Company agree, upon reasonable request, to sign, acknowledge and deliver any additional documents that may be reasonably necessary to carry out the purposes of this Agreement.

Sincerely,

/s/ Robert Barclay

Robert Barclay
VP Human Resources

THIS IS A LEGAL WAIVER AND RELEASE. BY SIGNING, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ, UNDERSTAND, AND AGREE TO THE TERMS STATED ABOVE AND THAT YOU HAVE BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT. BEFORE SIGNING YOU SHOULD READ CAREFULLY AND CONSULT WITH AN ATTORNEY.

AGREED AND ACCEPTED BY:	EMPLOYEE

Date: February 9, 2023	/s/ Brian Stone
Brian Stone